UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

TWO HARBORS INVESTMENT CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On June 8, 2026, Two Harbors Investment Corp. (“TWO”) issued the following press release in connection with the proposed transaction between TWO and CrossCountry Intermediate Holdco, LLC, an affiliate of CrossCountry Mortgage, LLC (“CCM”).

TWO Challenges UWMC to Submit All-Cash Offer With No Stock Component

Announces Postponement of Special Meeting to June 23 to Permit Further Engagement with UWMC

CCM Waives Non-Solicitation Provisions in Merger Agreement to Enable Direct Engagement on Potential All Cash Transaction with UWMC and Resolve Any Lingering Questions for TWO Stockholders

UWMC’s Stock Has Collapsed to Its All-Time Low—
Its $12.50 per Share Headline Does Not Tell the Full Story

TWO Board Continues to Recommend CCM’s $12.00 per Share All-Cash Offer Plus Stub Dividend

New York, June 8, 2026 – Two Harbors Investment Corp. (NYSE: TWO) today announced that its Board of Directors has postponed the Special Meeting to June 23, 2026 to allow for further solicitation and engagement with UWM Holdings Corporation (NYSE: UWMC).

The Board unanimously continues to urge stockholders to vote FOR the transaction with CrossCountry Mortgage, LLC (“CrossCountry” or “CCM”).

The $6.04 Reality

UWMC claims to offer “$12.50 per share in cash, or if a stockholder chooses, 2.3328 shares of UWMC stock.” This is backwards. In fact, stockholders who fail to make a timely, affirmative election in correct form would get UWMC stock, not cash.

TWO expects approximately 25–30% of stockholders would fail to make timely elections.1 TWO believes UWMC is counting on that in order to issue devalued stock at the expense of TWO stockholders.

TWO continues to consider the default stock consideration a non-starter and inconsistent with its fiduciary duties to all stockholders, and has communicated this repeatedly. UWMC’s stock closed June 5, 2026 at $2.59—a new all-time low. At that price, the UWMC stock that non-electing stockholders would receive by default is worth just $6.04 per share, less than half of its $12.50 headline price.

Keefe, Bruyette & Woods (“KBW”) in its June 4, 2026 note about UWMC concluded that the “acquisition of TWO no longer appears compelling if it’s largely for cash.” They went further, stating that “[a]ny upside would come only if some TWO shareholders default to stock.” This explains why UWMC still has not put forth an all-cash offer and, instead, keeps inventing convoluted proposal structures that default to stock: because it appears to be a critical feature of its offer. KBW also noted that a UWMC dividend cut is probable, given that dividends currently exceed earnings.

We Have Been Down This Road Before

In December 2025, TWO signed a merger agreement with UWMC. At announcement, that deal was worth $11.94 per TWO share. Three months later, as UWMC’s stock deteriorated to approximately $3.50, the value had collapsed to less than $8.25 per TWO share, approximately 20% below TWO’s book value. ISS recommended stockholders vote against the deal. TWO terminated in order to accept a certain, all-cash offer with no stock volatility risk to TWO stockholders.

Now UWMC is back proposing the exact same exchange ratio for the default consideration. But everything else has gotten worse:

•	UWMC stock has fallen 50%, to an all-time low of $2.59, from $5.12 in December 2025.
•	Reported leverage increased from 2.45x reported for Q3 2025 to 3.18x reported for Q1 2026, an all-time high, and well above peer levels of 1.0x to 1.5x.
•	Fitch has downgraded UWMC’s credit outlook twice in four months, citing increasing corporate leverage.
•	UWMC credit spreads continue to widen, from 250 bps in December to ~460 bps (for the 6.5% of 3/31), which is 185 bps wider than CCM’s bonds (6.5% of 10/30)—nearly the widest gap on record—up from a spread differential of just 35 bps in December 2025.
•	Bloomberg’s Corporate Default Risk Model shows that UWMC has a 1-year default probability of 5.75%, up from 1.2% on December 16, 2025.

UWMC’s own CEO recently said about a transaction with TWO: “If I would have known what I know now about how little value the rest of the company was, I wouldn’t have pursued it.” The TWO Board agrees—if it had known then what it knows now about UWMC’s financial condition and the value of its stock, the Board would not have agreed to UWMC stock as consideration in December either.

The Path Forward Is Clear

Given what it knows now, the TWO Board cannot in good conscience, and consistent with its fiduciary duties, recommend any transaction in which TWO stockholders end up owning stock in UWMC—a controlled company whose stock continues to decline and whose credit risk continues to increase.

The TWO Board has been clear in what it requires: all cash, to all stockholders, no stock component. Fully committed financing to cover the entire $12.50 per share in cash, including all termination and transaction fees, along with definitive documents.

TWO is prepared to engage immediately and directly, CEO and Chairman to CEO and Chairman, to discuss that proposal. CCM has agreed to waive the non-solicitation provisions of its merger agreement through close of business on Friday, June 12, to permit this engagement.

To be clear: the TWO Board has not determined that any UWMC proposal is, or would reasonably be expected to be, superior to the CCM transaction. The postponement of the Special Meeting is intended to provide additional time for solicitation and, if UWMC is prepared to make an actionable all-cash offer with no stock component, to engage with UWMC on its proposal.

If UWMC cannot make that offer, then UWMC should step aside and allow TWO stockholders to vote on the only actionable transaction before them.

The Choice

•	CCM: $12.00 per share in all cash to every stockholder, plus a pro-rated stub dividend for the quarter in which the transaction closes. The CCM transaction has no election, no UWMC stock, is fully financed, has 85% of regulatory approvals secured (46 of 53 state and agency approvals) and HSR early termination obtained, and is well-positioned to close in August 2026.

•	UWMC: A non-binding proposal for $12.50, but only if stockholders affirmatively elect cash. Otherwise $6.04 in volatile stock that has declined by approximately 50% since December 2025. The UWMC proposal offers no stub dividend and would restart the regulatory process from scratch—120-day minimum advance notice after definitive contract signed for mortgage servicing license approvals. It also has higher credit risk and default probability than CCM, and UWMC stock just hit a new all-time low of $2.59.

CCM has made clear: $12.00 plus the stub dividend is its best and final offer. If stockholders reject it, CCM may walk away.

The alternative to CCM is not a better deal. It is no deal at all.

Vote FOR the CCM transaction on the WHITE proxy card on or before June 23.

About TWO

TWO (Two Harbors Investment Corp., NYSE: TWO), a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. TWO is headquartered in St. Louis Park, MN.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the proposed CCM transaction, TWO’s and CCM’s plans, objectives, expectations and intentions, the expected timing of completion of the proposed CCM transaction, the ability of the parties to complete the proposed CCM transaction considering the various closing conditions; and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that TWO or CCM expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “would,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. TWO’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although TWO believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this press release. These include, among other things: the expected timing and likelihood of completion of the proposed CCM transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed CCM transaction; the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed CCM transaction, including stockholder approval by TWO stockholders, and the potential failure to satisfy the other conditions to the consummation of the proposed CCM transaction in a timely manner or at all; risks related to disruption of management’s attention from ongoing business operations due to the proposed CCM transaction; the risk that any announcements relating to the proposed CCM transaction could have adverse effects on the market price of TWO common stock; the outcome of any legal proceedings relating to the proposed CCM transaction, including stockholder litigation in connection with the proposed CCM transaction; and that TWO may be adversely affected by other economic, business or competitive factors. All such factors are difficult to predict and are beyond the control of TWO and CCM, including those detailed in TWO’s annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on TWO’s website at www.twoinv.com/investors and on the SEC’s website at www.sec.gov.

Each of the forward-looking statements of TWO is based on assumptions that TWO believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and TWO does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed CCM transaction, TWO filed with the SEC a Proxy Statement. The Proxy Statement was first mailed to TWO stockholders on or about April 20, 2026, and was thereafter supplemented. The proposed CCM transaction will be submitted to the TWO stockholders for their approval. TWO may also file other documents with the SEC regarding the proposed CCM transaction. The Proxy Statement contains important information about the proposed CCM transaction and related matters. This press release is not a substitute for the Proxy Statement or any other documents that TWO may file with the SEC or send to TWO stockholders in connection with the proposed CCM transaction. INVESTORS AND SECURITYHOLDERS OF TWO ARE ADVISED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED CCM TRANSACTION (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CCM TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain a free copy of the Proxy Statement and all other documents filed or that will be filed with the SEC by TWO on the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO and its directors, executive officers and certain other members of management and employees of TWO may be deemed to be “participants” in the solicitation of proxies from the TWO stockholders in connection with the proposed CCM transaction. Securityholders can find information about TWO and its directors and executive officers and their ownership of TWO common stock in the Proxy Statement. Additional information regarding the interests of such individuals in the proposed CCM transaction is included in the Proxy Statement relating to the proposed CCM transaction. Free copies of these documents may be obtained as described in the preceding paragraph.

1 TWO estimate based on TWO’s retail and institutional ownership composition, applied to historical voting participation rates of approximately 28% for retail holders and approximately 77% for institutional holders, as reported in Broadridge Financial Solutions, Broadridge ProxyPulse, 2025 Proxy Season Report.

Contact

TWO Investor Relations

investors@twoinv.com